Exhibit 99.1

COMPANY CONTACT:	INVESTOR & MEDIA CONTACTS:
Spectranetics Corporation	Lippert/Heilshorn & Associates, Inc.
John Schulte, Chief Executive Officer	Don Markley or Bruce Voss
Guy Childs, Chief Financial Officer	(310) 691-7100
(719) 633-8333	dmarkley@lhai.com
FOR IMMEDIATE RELEASE
SPECTRANETICS REPORTS THIRD QUARTER REVENUE OF $21.2 MILLION AS
ATHERECTOMY PRODUCT SALES INCREASE 42%
Raises 2007 Financial Guidance
COLORADO SPRINGS, Colo. (October 31, 2007) — Spectranetics Corporation (Nasdaq: SPNC) today reported financial results for the three and nine months ended September 30, 2007.
Revenue for the third quarter of 2007 reached $21.2 million, up 31% compared with revenue of $16.2 million for the third quarter of 2006. For the quarter, disposable product revenue rose 36% to $17.3 million, laser revenue increased 17% to $2.0 million, and service and other revenue increased 12% to $2.0 million, all compared with the third quarter of 2006. The increase in disposable product revenue for the quarter was driven primarily by a 42% increase in atherectomy product sales as compared with last year, and also included an 18% increase in lead removal revenue.
The worldwide installed base of lasers increased to 713 laser systems as of September 30, 2007 (563 in the United States), which includes net laser placements of 20 units in the third quarter of 2007, compared with 37 net placements in the comparable quarter last year.
Gross margin for the quarter was 74% of revenue, compared with 74% in the third quarter a year ago. Operating expenses in the quarter were $15.6 million, up 24% from the prior-year third quarter. The increase is due primarily to an expanded field sales organization, which totals 100 employees as of September 30, 2007.
Pre-tax income for the third quarter of 2007 was $844,000, compared with pre-tax income of $32,000 for the third quarter of 2006. Pre-tax income includes stock-based compensation expense of $859,000 for the quarter ended September 30, 2007 as compared with $748,000 for the third quarter last year. Given the Company’s significant historical net operating losses which are available to offset future taxable income, any income tax expense or benefit is a non-cash item. As a result, management believes that pre-tax income or loss is the most appropriate measure of its operating performance.
For the third quarter of 2007, Spectranetics reported net income of $231,000, or $0.01 per diluted share, compared with a net loss of $165,000, or $0.01 per diluted share, in the third quarter of 2006.

Cash, cash equivalents and current and non-current investment securities totaled $53.8 million as of September 30, 2007, compared with $56.5 million as of December 31, 2006 and $53.5 million as of June 30, 2007.
“Our performance in the third quarter reflects our very strong competitive position in the PAD market,” said John G. Schulte, President and Chief Executive Officer. “We now offer solutions to treat the entire leg, and our laser is the only system that can address all three major lesion types — calcium, plaque and thrombus, and treat blocked arteries throughout the leg which range in diameter from 7 millimeters down to 1.5 millimeters. The limited release of the TURBO-Booster™ is right on track with our objectives. We have penetrated approximately half of our 350 atherectomy accounts, and we have received very positive feedback from physicians regarding performance. With this initial success, we have narrowed our revenue guidance to the top end of the previous range. We are also pleased with the progress in our clinical trials for treating in-stent restenosis. We enrolled the first patient in the PATENT trial in Germany in late September, and expect the SALVAGE trial to begin later this quarter. We believe in-stent restenosis represents a major unmet medical need, affecting 25% to 35% of all above-the-knee procedures.”
Year-to-Date Financial Results
Revenue for the first nine months of 2007 rose 29% to $59.0 million, from $45.8 million for the first nine months of 2006. Year-to-date 2007 disposable product revenue was $49.0 million, up 35% compared with disposable product revenue of $36.2 million in the first nine months of 2006, and equipment revenue was down 8% to $4.2 million from $4.5 million for the first nine months of 2006. Service and other revenue for the first nine months of 2007 was $5.8 million, up 14% compared with service and other revenue of $5.1 million for the comparable period in 2006.
Gross margin for the first nine months of 2007 was 74%, compared with 74% in the comparable period of 2006. Operating expenses were $43.7 million, up 25% from $35.0 million for the first nine months of the prior-year.
Pre-tax income for the first nine months of 2007 was $2.0 million compared with a pre-tax loss of $71,000 in the first nine months of 2006. Net income for the first nine months of 2007 was $7.3 million, or $0.22 per diluted share, compared with a net loss of $495,000, or $0.02 per diluted share, in the comparable period of 2006. Net income for the 2007 year-to-date period includes a $6.6 million non-cash income tax benefit, recorded in the second quarter of 2007, which establishes a deferred tax asset representing the amount of net operating losses the Company currently expects to offset with future taxable income. This income tax benefit is offset by a year-to-date provision for income taxes of $1.3 million, leaving a net income tax benefit of $5.3 million for the nine months ended September 30, 2007.
2007 Financial Guidance
Spectranetics today raised 2007 revenue and pre-tax income guidance as follows:
The Company expects revenue for 2007 to be within the range of $81 million to $83 million, representing 28% to 31% growth compared with 2006. This guidance is towards the high end of the previous range of $79 to $83 million and reflects a modest contribution from the initial phase of our TURBO-Booster product launch.

The Company expects pre-tax income for 2007 to be within the range of $2.5 to $4.0 million. This compares with previous guidance for pre-tax income to be in the range of $1.5 to $3.0 million, which was updated in the second quarter from our original guidance of a $600,000 pre-tax loss to pre-tax income of $1.0 million. The Company believes that pre-tax income is the most relevant measure of its operating performance given that income taxes are a non-cash expense due to historical net operating losses available to offset future taxable income. For that reason and the fact that significant fluctuations in the effective income tax rate are expected from quarter to quarter, the Company is not providing guidance on net income.
This guidance takes into consideration that net new laser placements for 2007 will fall within the previously communicated range of 120 to 140 laser systems.
In assessing the Company’s financial guidance, Spectranetics’ management considered many factors and assumptions including, but not limited to, current and projected sales trend data; status, timing and progression of the Company’s product development projects; current and projected spending levels to support sales, marketing, development and administrative activities; anticipated timing and costs associated with the relocation and consolidation of its headquarters and manufacturing operation, and other risk factors discussed in Spectranetics’ publicly filed documents.
Conference Call
Management will host an investment-community conference call today beginning at 9:00 a.m. Mountain time, 11:00 a.m. Eastern time, to discuss these results. Individuals interested in listening to the conference call should dial (888) 803-8271 for domestic callers, or (706) 634-2467 for international callers. The live conference call will also be available via the Internet on the investor relations section of www.spectranetics.com.
A telephone replay will be available for 48 hours following the conclusion of the call by dialing (800) 642-1687 for domestic callers, or (706) 645-9291 for international callers and entering reservation code 21369177. The web site replay will be available for 14 days following the completion of the call.
About Spectranetics
Founded in 1984, Spectranetics manufactures and sells the only excimer laser approved in the United States, Europe and Japan for use in minimally invasive cardiovascular procedures. This technology treats complex cardiovascular conditions by photo-ablating multiple lesion types into tiny particles that are easily absorbed into the blood stream. The Company’s disposable catheters use high-energy “cool” ultraviolet light to vaporize arterial blockages in the legs and heart, as well as scar tissue encapsulating pacing and defibrillation leads. For more information visit www.spectranetics.com.
Safe Harbor Statement
This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such statements are based on current assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. These risks and uncertainties may include market acceptance of excimer laser atherectomy technology, increasing price and product competition, increased pressure on expense levels resulting from expanded sales, marketing, product development and clinical activities, uncertain success of the Company’s strategic direction, dependence on new product development, intellectual property claims of third parties, availability of inventory from suppliers, the receipt of FDA approval to market new products or applications and the timeliness of any approvals, market acceptance of new products or applications, product defects, ability to manufacture sufficient volumes to fulfill customer demand, availability of vendor-sourced components at reasonable prices, unexpected delays or costs associated with the Company’s relocation and consolidation of its headquarters and manufacturing operations, and price volatility due to the initiation or cessation of coverage, or changes in ratings, by securities analysts. For a further list and description of such risks and uncertainties that could cause the actual results, performance or achievements of the Company to be materially different from any anticipated results, performance or achievements, please see the Company’s previously filed SEC reports. Spectranetics disclaims any intention or obligation to update or revise any financial projections or forward-looking statements, whether as a result of new information, future events or otherwise.
-Financial tables follow-

THE SPECTRANETICS CORPORATION
Condensed Consolidated Statements of Operations
(000’s, except per share data and percentages)
(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2007	2006	2007	2006
Revenue	$21,226	$16,194	$58,964	$45,808
Cost of revenue	5,455	4,263	15,203	12,118

Gross margin	15,771	11,931	43,761	33,690
Gross margin %	74%	74%	74%	74%
Operating expenses:
Selling, general and administrative	13,068	10,105	35,942	28,568
Research, development and other technology	2,509	2,445	7,792	6,416

Total operating expenses	15,577	12,550	43,734	34,984

Operating income (loss)	194	(619)	27	(1,294)
Other income, net	650	651	1,999	1,223

Income (loss) before taxes	844	32	2,026	(71)
Income tax benefit (expense)	(613)	(197)	5,292	(424)

Net income (loss)	$231	$(165)	$7,318	$(495)

Earnings (loss) per common and common equivalent share — basic —	$0.01	$(0.01)	$0.23	$(0.02)

Earnings (loss) per common and common equivalent share — diluted—	$0.01	$(0.01)	$0.22	$(0.02)

Weighted average shares outstanding
Basic	31,336	30,791	31,163	28,557

Diluted	33,949	30,791	33,674	28,557

THE SPECTRANETICS CORPORATION
Condensed Consolidated Balance Sheets
(000’s)

	September 30,	December 31,
	2007	2006
Assets	(Unaudited)
Current assets
Cash, cash equivalents and investment securities	$43,311	$48,014
Accounts receivable, net	14,245	11,185
Inventories	6,971	5,067
Deferred tax asset, current	914	49
Other current assets	1,723	1,440

Total current assets	67,164	65,755
Property, plant and equipment, net	21,353	16,176
Investment securities, non-current	10,522	8,453
Deferred tax asset, non-current	5,191	709
Other assets	649	401

Total assets	$104,879	$91,494

Liabilities and stockholders’ equity
Current liabilities	$13,978	$13,203
Non-current liabilities	190	3
Stockholders’ equity	90,711	78,288

Total liabilities and stockholders’ equity	$104,879	$91,494

THE SPECTRANETICS CORPORATION
Supplemental Financial Information
(Unaudited)

	2006			2007
Financial Summary:	3rd Qtr	4th Qtr		1st Qtr	2nd Qtr		3rd Qtr
(000’s, except per share amounts)
Laser revenue:
Equipment sales	$1,076	$819		$402	$381		$1,185
Rental fees	636	558		661	709		821

Total laser revenue	1,712	1,377		1,063	1,090		2,006

Disposable products revenue:
Atherectomy revenue	6,450	7,405		7,654	9,485		9,167
Support catheter revenue	1,895	2,230		2,470	3,042		2,943
Lead removal revenue	4,376	4,767		4,302	4,829		5,143

Total disposable products revenue	12,721	14,402		14,426	17,356		17,253

Service and other revenue	1,761	1,903		1,876	1,927		1,967

Total revenue	16,194	17,682		17,365	20,373		21,226

Pre-tax income (loss)	32 *	(1,211)	*	165 *	1,017	*	844 *

Cash flow generated by (used in) operating activities	(445)	197		(3,799)	1,667		(200)
Total cash and investment securities-current and non-current	57,296	56,467		52,833	53,472		53,833
Laser sales summary:
Laser sales from inventory	4	7		3	2		3
Laser sales from evaluation/rental units	4	0		0	1		4

Total laser sales	8	7		3	3		7

* Includes stock-based compensation of $748, $688, $669, $714 and $859 respectively.

Worldwide Installed Base Summary:

Laser sales from inventory	4	7		3	2		3
Rental placements	33	30		32	38		25
Evaluation placements	3	5		5	5		4

Laser placements during quarter	40	42		40	45		32
Buy-backs/returns during quarter	(3)	(4)		(6)	(9)		(12)

Net laser placements during quarter	37	38		34	36		20
Total lasers placed at end of quarter	585	623		657	693		713
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